Corporate Affairs 77 Beale Street San Francisco, CA 94105 1-415-973-5930	Exhibit 99.1

FOR IMMEDIATE RELEASE
June 19, 2013

CONTACT:  PG&E External Communications - (415) 973-5930

PG&E NAMES DICK KELLY TO BOARDS OF DIRECTORS

Retired Chairman and CEO of Xcel Energy Brings Four Decades of Utility Experience to PG&E

SAN FRANCISCO, Calif.— PG&E Corporation (NYSE:PCG) today announced the election of Dick Kelly, retired Chairman and CEO of Xcel Energy, to its Board of Directors and to the Board of Directors of its subsidiary, Pacific Gas and Electric Company (PG&E), effective today.
“Dick brings to us more than 40 years of diverse industry experience and leadership, with special expertise in clean energy, including nuclear and renewable power,” said Tony Earley, Chairman, CEO and President of PG&E Corporation. “We are fortunate to have the benefit of his insights as we work hard to win the trust and loyalty of our customers and stakeholders through superior service and delivering on our promises.”
“I look forward to helping PG&E achieve its mission of becoming the safest, most reliable gas and electric utility in the country,” said Kelly. “I am honored to join such a talented and accomplished set of directors and executives.”
Until September 2011, Kelly served as Chairman and CEO of Xcel Energy, a Minneapolis-based holding company serving 3.4 million electricity customers and 1.9 million natural gas customers in eight states. Previously he held positions as Chief Financial Officer and President of the company.
Kelly began working in the industry at Public Service Company of Colorado, serving in various finance-related positions. He became Chief Financial Officer of New Century Energies, which was formed from a merger of Public Service Company of Colorado and Southwestern Public Service Company. His later leadership positions followed the merger of New Century Energies and Northern States Power Company to form Xcel Energy.
Among other industry positions, Kelly was 2011 Chairman of the Edison Electric Institute, a board member of the Electric Power Research Institute and the Nuclear Energy

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 Institute, and a member of the National Advisory Council of the National Renewable Energy Laboratory.
He currently serves on the board of Canadian Pacific Railway and as Chairman of the Board of Trustees of Regis University in Denver. He previously served as Chairman of the Board of Trustees of the Science Museum of Minnesota, a board member of Capital City Partnership, and a member of the Minnesota Business Partnership, the National Petroleum Council, Colorado Concern and Colorado Forum.
Kelly earned both a Master’s Degree in Business Administration and a B.A. in Accounting from Regis University. He attended the University of Colorado’s Executive Education Conference and the University of Michigan’s Public Utility Executive Program.
PG&E Corporation is a holding company that conducts its business through Pacific Gas and Electric Company, a public utility serving more than 15 million people throughout 70,000 square miles in Northern and Central California. For more information about PG&E Corporation, visit the website at http://www.pgecorp.com. For more information about PG&E, visit the website at http://www.pge.com.